Exhibit 10.11

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks denote omissions.

LICENSE AGREEMENT

By and Between

DYNE THERAPEUTICS INC.

and

THE UNIVERSITY OF MONS

LICENSE AGREEMENT

This agreement (this “Agreement”), dated the 27 day of April, 2020 (the “Effective Date”), is by and between Dyne Therapeutics Inc., a Delaware corporation with a place of business at 830 Winter Street, Waltham, MA 02451, USA (“Dyne”), and The University of Mons, a university with a place of business at Place du Parc 20, 7000 Mons, Belgium (“UMONS”).

INTRODUCTION

1. UMONS owns the Licensed Patent Rights and the Licensed Know-How (each as defined below).

2. Dyne is in the business of developing pharmaceutical products for treatment of serious muscle diseases.

3. Pursuant to an Exclusive Option Agreement between the Parties dated February 22, 2019, UMONS granted to Dyne an exclusive option to negotiate a worldwide license to the Licensed Patent Rights.

4. Dyne desires to obtain and UMONS desires to grant to Dyne certain rights and licenses under the Licensed Patent Rights and Licensed Know-How to Develop and Commercialize Licensed Products (as defined below).

NOW, THEREFORE, Dyne and UMONS agree as follows:

Article I

Definitions

When used in this Agreement, each of the following terms shall have the meanings set forth in this Article I:

Section 1.1 “Affiliate”. Affiliate means, with respect to a Party, any Person that controls, is controlled by, or is under common control with such Party. For purposes of this Section 1.1, “control” shall refer to (a) in the case of a Person that is a corporate entity, direct or indirect ownership of fifty percent (50%) or more of the stock or shares having the right to vote for the election of directors of such Person and (b) in the case of a Person that is not a corporate entity, the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

Section 1.2 “Bankruptcy Code” means 11 U.S.C. §§ 101-1330, as amended.

Section 1.3 “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

Section 1.4 “Commercialization” or “Commercialize”. Commercialization or Commercialize means any activities directed to marketing, promoting, distributing, importing or selling a product, including manufacturing activities relating to the foregoing.

Section 1.5 “Commercially Reasonable Efforts”. Commercially Reasonable Efforts means the efforts and resources normally used by a Party to Develop, and Commercialize a compound or product owned by it or to which it has rights, which is of similar market potential and at a similar stage in its development or product life, taking into account issues of safety, and efficacy, product profile, difficulty in developing the compound or product, the competitiveness of the marketplace, the proprietary position of the compound or product, the regulatory structure involved, the anticipated profitability of the applicable product, and other relevant factors affecting the cost, risk and timing of Development and Commercialization of the applicable compound or product.

Section 1.6 “Competitive Product”. Competitive Product means any pharmaceutical product that is a substitute for or otherwise competitive with any Licensed Product or potential Licensed Product, regardless of the stage of Development or Commercialization of such Licensed Product or potential Licensed Product.

Section 1.7 “Confidential Information”. Confidential Information means:

(a) non-public information disclosed by Dyne to UMONS in reports submitted by Dyne to UMONS pursuant to Section 2.1 and Section 4.6(a) and through audits conducted by UMONS pursuant to Section 4.6(b);

(b) non-public information disclosed by UMONS to Dyne relating to patent application prosecution files for the Licensed Patent Rights; and

(c) any information exchanged by the Parties which, if in writing, is marked as confidential or which, if not in writing, is otherwise characterized as confidential at the time of disclosure.

Section 1.8 “Cover”, “Covering” or “Covered”. Cover, Covering or Covered means, with respect to a product, that, but for a license granted to a Party under a Valid Claim, the Development or Commercialization of such product would infringe such Valid Claim.

Section 1.9 “Development” or “Develop”. Development or Develop means research, discovery and nonclinical and clinical drug development activities, including without limitation test method development and stability testing, toxicology, formulation, quality assurance/quality control development, statistical analysis, clinical studies, regulatory affairs, product approval and registration and manufacturing activities relating to the foregoing.

Section 1.10 “Field”. Field means the treatment, prevention and palliation of human disease, including without limitation facioscapulohumeral muscular dystrophy (“FSHD”).

Section 1.11 “Know-How”. Know-How means any tangible or intangible information, expertise, inventions, know-how, data and materials, whether patentable or not, including (a) ideas, discoveries, and trade secrets, (b) pharmaceutical, chemical and biological materials, compounds, products, cell lines and compositions, (c) tests, assays, techniques, methods, procedures, formulas, formulations and processes, (d) technical, medical, clinical, toxicological, and other data and other information relating to any of the foregoing, including preclinical and clinical data, (e) devices and (f) drawings, plans, designs, diagrams, sketches, specifications and other documents containing or relating to such expertise, information, inventions, know-how, data or materials.

Section 1.12 “Licensed Know-How”. Licensed Know-How means, subject to Section 3.2 below, all Know-How that, prior to the Effective Date of this Agreement, arose from or was learned in connection with activities of the UMONS Molecular and Metabolic Biochemistry laboratory, in each case that relates to the inventions claimed or disclosed in the Licensed Patent Rights and that is necessary and/or useful for the Development or Commercialization of Licensed Products. Without prejudice to third-party rights acquired “bona fide”, the parties agree that the rules applying to Know-How’s improvements will be further discussed.

Section 1.13 “Licensed Patent Rights”. Licensed Patent Rights means (a) the Patent Rights set forth on Exhibit A, (b) counterparts of the Patent Rights set forth on Exhibit A in any country of the world and (c) all Patent Rights claiming priority from or otherwise based on the Patent Rights described in the foregoing clauses (a) and (b) in any country of the world.

Section 1.14 “Licensed Product”. Licensed Product means a product the Development or Commercialization of which at any time during the term of this Agreement is or was Covered by a Valid Claim or patent application within the Licensed Patent Rights.

Section 1.15 “Net Sales”. Net Sales means, with respect to a Licensed Product, the gross amounts invoiced by Dyne and its Affiliates and sublicensees in respect of sales of such Licensed Product to unrelated Third Parties, in each case less the following deductions:

(a) Normal and customary trade, quantity and cash discounts, chargebacks and allowances;

(b) Credits, refunds and allowances, including for rejections or returns of any Licensed Product, including recalls, or for retroactive price reductions and billing errors;

(c) Rebates, reserves, reimbursements, fees, and other bona fide inventory management and other services fees and similar payments, including rebates and reserves based on durability, safety, efficacy or bona fide price reductions, paid to (i) wholesalers, pharmacies and other retailers, buying groups (including group purchasing organizations), health care insurance carriers, pharmacy benefit management companies, health maintenance organizations, governmental authorities, or other health care organizations, including any fees levied by any government authority as a result of healthcare reform policies; or (ii) patients and other Third Parties arising in connection with any program that provides low income, uninsured, or other patients the opportunity to obtain discounted Licensed Products, in each case of (i) or (ii) above, to the extent based on the sale or dispensing of the Licensed Product;

(d) Discounts mandated by, or granted to meet the requirements of, applicable laws, including required chargebacks and retroactive price reductions;

(e) Postage, freight, insurance and other transportation charges incurred in the shipping of Licensed Products;

(f) Invoiced amounts written off as uncollectible; provided that, any such written off amounts that are subsequently collected shall be reincluded in Net Sales in the Calendar Quarter in which they are collected;

(g) Import, export, sales, use, turnover, excise or value added tax, customs duty or any other separately invoiced tax imposed on the production, sale, delivery or use of the Licensed Product, other than any net income tax;

(h) Annual fees due under Section 9008 of the United States Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-48) allocable to sales of such Licensed Product;

(i) Gross amounts invoiced for sales for clinical trial purposes or compassionate or similar use; and

(j) Any similar deduction not itemized above but applied across Dyne’s or its applicable Affiliate’s or sublicensee’s products consistent with applicable law or generally accepted accounting principles.

Such amounts shall be determined from the books and records of Dyne and its Affiliates and sublicensees, maintained in accordance with generally accepted accounting principles, consistently applied.

In the event the Licensed Product is sold as part of a Combination Product (as defined below), the Net Sales from the Combination Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales (as determined above) of the Combination Product, during the applicable royalty reporting period, by the fraction, A/A+B, where A is the average sale price of the Licensed Product when sold separately in finished form and B is the average sale price of the other active ingredient(s) included in the Combination Product when sold separately in finished form, in each case during the applicable royalty reporting period or, if sales of both the Licensed Product and the other active ingredient(s) did not occur in such period, then in the most recent royalty reporting period in which sales of both occurred. In the event that such average sale price cannot be determined for both the Licensed Product and all other active ingredient(s) included in such Combination Product, Net Sales for the purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the fraction of C/C+D where C is the fair market value of the Licensed Product and D is the fair market value of all other active ingredient(s) included in the Combination Product. In such event, Dyne shall in good faith make a determination of the respective fair market values of the Licensed Product and all other active ingredient(s) included in the Combination Product, and shall notify UMONS of such determination and provide UMONS with data to support such determination. UMONS shall have the right to review such determination of fair market values and, if UMONS disagrees with such determination, to notify Dyne of such disagreement within [**] after Dyne notifies UMONS of such determination. If UMONS notifies Dyne that UMONS disagrees with such determination within such [**] period and if thereafter the Parties are unable to agree in good faith as to such respective fair market values, then such matter shall be resolved as provided in Article IX. If UMONS does not notify Dyne that UMONS disagrees with such determination within such [**] period, such determination shall be conclusive and binding on the Parties.

As used above, the term “Combination Product” means any pharmaceutical product that includes both (x) a Licensed Product and (y) active ingredient(s) other than the oligonucleotide payload specifically claimed in the Licensed Patent Rights.

Section 1.16 “Party”. Party means Dyne or UMONS; “Parties” means Dyne and UMONS.

Section 1.17 “Patent Rights”. Patent Rights means all patent applications in any of the countries or territories of the world, all patents that issue from such applications, including utility patents, utility models, design patents and certificates of invention, and all provisionals, divisionals, continuations, continuations-in-part, reissues, reexaminations, renewals, extensions (including any supplementary protection certificates and patent term extensions), additions and substitute applications with respect to any such patent applications and patents.

Section 1.18 “Person”. Person means any natural person or any corporation, company, partnership, joint venture, firm or other entity, including without limitation a Party.

Section 1.19 “Phase I Clinical Study”. Phase I Clinical Study means a clinical study of a Licensed Product in human volunteers or patients with the endpoint of determining initial tolerance, toxicity, safety and/or pharmacokinetic information.

Section 1.20 “Regulatory Approval”. Regulatory Approval means the approvals (including any applicable governmental price and reimbursement approvals), licenses, registrations or authorizations of Regulatory Authorities necessary for the Commercialization of a product in a country or territory.

Section 1.21 “Regulatory Authority”. Regulatory Authority means a federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the testing, manufacture, use, storage, import, promotion, marketing or sale of a product in a country.

Section 1.22 “Royalty Term”. Royalty Term means, with respect to each Licensed Product in each country, on a Licensed Product-by-Licensed Product and country-by-country basis, the period of time during which the manufacture, use, offer for sale, sale or importation of such Licensed Product in such country is Covered by a Valid Claim of the Licensed Patent Rights.

Section 1.23 “Sublicense Income”. Sublicense Income means all amounts received by Dyne and/or its Affiliates from Third Parties in consideration for the sublicensing to such Third Parties of rights under the Licensed Patent Rights or Licensed Know-How, including all license fees and milestone payments, but excluding:

(a) royalties and profit-sharing amounts based on net product sales;

(b) amounts received by Dyne and/or its Affiliates for bona fide research, development and commercialization activities undertaken by Dyne and/or its Affiliates pursuant to the applicable sublicense agreement or any related collaboration or research agreement; and

(c) the portion of amounts received by Dyne and/or its Affiliates as the purchase price for Dyne’s and/or its Affiliates’ debt or equity securities that does not exceed the fair market value of such securities.

Section 1.24 “Third Party”. Third Party means any person or entity other than a Party or any of its Affiliates.

Section 1.25 “Valid Claim”. Valid Claim means a claim of any issued, unexpired patent, which shall not have been donated to the public, disclaimed, or held invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision.

Section 1.26 Additional Definitions. Each of the following definitions is set forth in the section of this Agreement indicated below:

Definitions	Section
Agreement	Preamble
Breaching Party	Section 8.3
Combination Product	Section 1.15
Competitive Infringement	Section 5.2(a)
Dyne	Preamble
Dyne In-License	Section 4.3(c)
Effective Date	Preamble
FSHD	Section 1.10
Indemnified Party	Section 10.1(c)
Indemnifying Party	Section 10.1(c)
Invalidity Claim	Section 5.4
Severed Clause	Section 10.12
UMONS	Preamble

Article II

Reports and Diligence

Section 2.1 Development Reports. Within [**] after December 31 of each calendar year ending prior to the commercial launch of the first Licensed Product by Dyne, a Dyne Affiliate or a Dyne sublicensee, Dyne shall provide to UMONS a written report (a) summarizing the activities undertaken by Dyne, its Affiliates and sublicensees during the immediately preceding calendar year in connection with the Development of Licensed Products, and (b) describing the activities planned to be undertaken by Dyne, its Affiliates and sublicensees during the then current calendar year.

Section 2.2 Commercialization Reports. After the commercial launch of the first Licensed Product by Dyne, a Dyne Affiliate or a Dyne sublicensee, Dyne shall provide to UMONS the reports set forth in Section 4.6(a).

Section 2.3 Commercially Reasonable Efforts. Dyne shall use Commercially Reasonable Efforts to Develop at least one Licensed Product and, to the extent Regulatory Approval is obtained for a Licensed Product in such jurisdictions, to Commercialize at least one Licensed Product in (a) the United States and (b) the United Kingdom or at least one member country of the European Union.

Article III

Grant of License

Section 3.1 License Grant. Subject to the terms and conditions of this Agreement, UMONS hereby grants to Dyne an exclusive (even as to UMONS), worldwide right and license under the Licensed Patent Rights, and a non-exclusive, worldwide right and license under the Licensed Know-How, each with the right to grant sublicenses through multiple tiers, to Develop and Commercialize Licensed Products; provided however, that Dyne shall not grant a sublicense to a Third Party under the Licensed Know-How without granting a sublicense to such Third Party under the Licensed Patent Rights.

Section 3.2 Future Know-How. In the event that UMONS licenses or otherwise acquires Know-How from a Third Party after the Effective Date that relates to the inventions claimed or disclosed in the Licensed Patent Rights and that a Party believes would be necessary and/or useful for the Development or Commercialization of Licensed Products, the Parties shall discuss whether to include such Know-How in the Licensed Know-How at such time.

Article IV

Financial Provisions

Section 4.1 License Payment. Within [**] after the Effective Date, and no later than [**], Dyne shall make a license payment to UMONS of fifty thousand euros net (€50,000), after exclusion and deduction of any transfer fees.

Section 4.2 Milestone Payments.

(a) Dyne shall pay to UMONS the milestone payments listed below within [**] after the first achievement of the corresponding milestone event.

Milestone Event	Milestone Payment (€)
[**]	[	**]
[**]	[	**]
[**]	[	**]

(b) The milestone payments payable pursuant to Section 4.2(a) shall be reduced by [**] percent ([**]%) for the second and subsequent achievement of the applicable milestone event; provided that, (i) no such milestone event may become subject to milestone payments under Section 4.2(a) and this Section 4.2(b) in aggregate more than [**] times for any single indication, (ii) the milestone event set forth in Section 4.2(a) may not become payable more than once for any given Licensed Product, (iii) if a milestone event is achieved for a back-up Licensed Product, the corresponding milestone payment shall not become payable unless and until the lead Licensed Product has [**] and thereafter Dyne or its applicable Affiliate or sublicensee continues to develop such back-up Licensed Product, and (iv) if Development of a lead Licensed Product is discontinued before such lead Licensed Product [**], then a back-up Licensed Product for the same indication as the discontinued lead Licensed Product shall become eligible to earn the remaining milestone payments that were not already paid for the lead Licensed Product but shall not be eligible to earn milestone payments that were already paid for the lead Licensed Product.

Section 4.3 Royalties.

(a) Royalties on Net Sales of Licensed Products. Subject to Section 4.3(b), Section 4.3(c) and Section 8.5, Dyne shall pay a royalty to UMONS of [**] percent ([**]%) of Net Sales of each Licensed Product by Dyne and its Affiliates and sublicensees made during the applicable Royalty Term, on a Licensed Product-by-Licensed Product and country-by-country basis.

(b) Royalties Payable Only Once. The obligation to pay royalties is imposed only once with respect to Net Sales of the same unit of a Licensed Product.

(c) Royalty Adjustment. If Dyne or its applicable Affiliate or sublicensee determines that it is necessary or desirable to obtain license(s) under Third Party Know-How or Patent Rights for the Development or Commercialization of a Licensed Product (a “Dyne In-License”), then the royalties otherwise payable by Dyne to UMONS under Section 4.3(a) with respect to Net Sales of such Licensed Product by Dyne, its Affiliates and sublicensees for a Calendar Quarter shall be reduced by the amount of license fees, milestone payments and royalties actually paid by Dyne to the applicable Third Party licensor(s) pursuant to such Dyne In-License(s) with respect to such Licensed Product during such Calendar Quarter, provided that in no event shall such reduction in royalties owed over any calendar year exceed [**] percent ([**]%) of annual Net Sales and provided further that, if Dyne is prevented from fully deducting any such amount in a given calendar year due to such [**] percent ([**]%) limitation, Dyne shall be entitled to carry forward the amount that was not deducted for crediting against royalties under Section 4.3(a) payable in subsequent calendar years.

Section 4.4 Sublicense Income. Dyne shall pay to UMONS a percentage of Sublicense Income of (a) if the Sublicense Income is received before the first patient is dosed with a Licensed Product in a Phase I Clinical Study, [**] percent ([**]%) of such Sublicense Income or (b) if the Sublicense Income is received after the first patient is dosed with a Licensed Product in a Phase I Clinical Study, [**] percent ([**]%) of such Sublicense Income.

Section 4.5 Duration of Payments. The amounts payable under Section 4.3 and Section 4.4 shall be paid on a Licensed Product-by-Licensed Product and country-by-country basis until the expiration of the Royalty Term applicable to each Licensed Product in each country.

Section 4.6 Reports and Accounting.

(a) Reports; Payments. Dyne shall deliver to UMONS, within [**] after December 31 of each calendar year, reasonably detailed written accountings of Net Sales and Sublicense Income of the Licensed Product that are subject to payment obligations to UMONS for such calendar year. Such annual reports shall indicate (i) gross sales, Net Sales, gross payments by sublicensees and Sublicense Income on a Licensed Product-by-Licensed Product and country-by-country basis, and (ii) the calculation of payment amounts owed to UMONS from such gross sales, Net Sales, gross payments and Sublicense Income. When Dyne delivers such accounting to UMONS, Dyne shall also deliver all amounts due under Section 4.3 and Section 4.4 to UMONS for the calendar year.

(b) Audits by UMONS. Dyne shall keep, and shall require its Affiliates to keep, records of the latest [**] relating to gross sales, Net Sales, gross amounts received from sublicensees and Sublicense Income and all information relevant under Section 4.3, Section 4.4, Section 4.7 and Section 4.8. For the sole purpose of verifying amounts payable to UMONS, UMONS shall have the right no more than [**], at UMONS’s expense, to review, together with UMONS’s accountants, such records in the location(s) where such records are maintained by Dyne and its Affiliates upon reasonable notice and during regular business hours. Results of such review shall be made available to Dyne. If the review reflects an underpayment to UMONS, such underpayment shall be promptly remitted to UMONS, together with interest calculated in the manner provided in Section 4.8. If the underpayment is equal to or greater than [**] percent ([**]%) of the amount that was otherwise due, UMONS shall be entitled to have Dyne pay all of the costs of such review and such review shall not count as one of the reviews UMONS is entitled to conduct hereunder. If the review reflects an overpayment to UMONS, such overpayment shall, at Dyne’s election, be offset by Dyne against its future payment obligations to UMONS or promptly remitted by UMONS to Dyne.

Section 4.7 Currency and Method of Payments. All payments under this Agreement shall be made in euros by transfer to such bank account as UMONS may designate from time to time. Any royalties or portions of Sublicense Income due hereunder with respect to amounts in currencies other than euros shall be payable in their euro equivalents, calculated using the average applicable interbank transfer rate determined by reference to the currency trading rates published by The Wall Street Journal (Eastern U.S. edition) over all business days of the calendar year to which the report under Section 4.6(a) relates.

Section 4.8 Late Payments. Dyne shall pay interest to UMONS on the aggregate amount of any payment that is not paid on or before the date such payment is due under this Agreement at a rate per annum equal to the prime rate of interest of Citibank, NA as announced on the date such payment is due plus [**] percent ([**]%), for the period during which such payment remains overdue.

Section 4.9 Blocked Payments. In the event that, by reason of applicable laws or regulations in any country, it becomes impossible or illegal for Dyne or its Affiliates or sublicensees to transfer, or have transferred on its behalf, royalties or other payments to UMONS, such royalties or other payments shall be deposited in local currency in the relevant country to the credit of UMONS in a recognized banking institution designated by UMONS or, if none is designated by UMONS within a period of [**], in a recognized banking institution selected by Dyne or its Affiliates.

Section 4.10 Taxes and Withholding. All payments due under this Agreement will be made without any deduction or withholding for or on account of any tax unless such deduction or withholding is required by applicable law. If Dyne is so required to deduct or withhold, Dyne will (a) promptly notify UMONS of such requirement, (b) pay to the relevant authorities the amount required to be deducted or withheld, and (c) promptly forward to UMONS an official receipt or other documentation, to the extent available, evidencing such payment to such authorities.

Article V

Intellectual Property Protection and Related Matters

Section 5.1 Prosecution and Maintenance of Licensed Patent Rights.

(a) Right to Prosecute and Maintain. Dyne shall have the first right and option to file, prosecute and to maintain any patents included in the Licensed Patent Rights in the name of UMONS. If Dyne exercises the option to file and prosecute any such patent applications or maintain any such patents, it shall do so with a patent attorney selected by Dyne and reasonably acceptable to UMONS, and shall provide UMONS with copies of any filings and correspondence with applicable patent offices with respect to such activities. If Dyne declines the option to file and prosecute any such patent applications or maintain any such patents, it shall give UMONS reasonable notice to this effect, at least [**] before the applicable due date to permit UMONS to undertake such filing, prosecution and/or maintenance without a loss of rights, and thereafter UMONS may, upon written notice to Dyne, file and prosecute such patent applications and maintain such patents at UMONS’ cost and expense.

(b) Costs and Expenses. Dyne shall bear in full the costs and expenses incurred by Dyne in preparing, filing, prosecuting and maintaining Licensed Patent Rights.

(c) Cooperation. Each Party agrees to cooperate with the other with respect to the filing, prosecution and maintenance of patents and patent applications pursuant to this Section 5.1, including without limitation:

(i) the execution of all such documents and instruments and the performance of such acts as may be reasonably necessary in order to permit the other Party to file, prosecute or maintain patents and patent applications as provided for in Section 5.1(a);

(ii) making its employees, agents and consultants reasonably available to the other Party (or to the other Party’s authorized attorneys, agents or representatives), to the extent reasonably necessary to enable the prosecuting Party to file, prosecute or maintain patents and patent applications as provided for in Section 5.1(a); and

(iii) to provide the other Party with copies of all material correspondence with the United States Patent and Trademark Office or its foreign counterparts pertaining to the filing, prosecution or maintenance of patents and patent applications as provided for in Section 5.1(a).

Section 5.2 Third Party Infringement.

(a) Notifications of Competitive Infringement. Each Party agrees to notify the other Party when it becomes aware of the reasonable probability of infringement of the Licensed Patent Rights arising from or relating to the making, using, offering for sale, sale or importation of any Competitive Product (“Competitive Infringement”).

(b) Infringement Action. Within [**] of becoming aware of Competitive Infringement, Dyne shall decide whether to institute an infringement suit or take other appropriate action that it believes is reasonably required to protect the Licensed Patent Rights from such Competitive Infringement. If Dyne fails to institute such suit or take such action within such [**] period, then UMONS shall have the right to institute such suit or take other appropriate action in the name of either or both Parties.

(c) Costs. Each Party shall assume and pay all of its own out-of-pocket costs incurred in connection with any litigation or proceedings described in this Section 5.2, including without limitation the fees and expenses of such Party’s counsel.

(d) Recoveries. Any recovery obtained by any Party as a result of any proceeding described in this Section 5.2 or from any counterclaim or similar claim asserted in a proceeding described in Section 5.3, by settlement or otherwise, shall be applied in the following order of priority:

(i) first, to reimburse each Party for all litigation costs in connection with such proceeding paid by that Party and not otherwise recovered (on a pro rata basis based on each Party’s respective litigation costs, to the extent the recovery was less than all such litigation costs, provided that the non-controlling Party’s costs shall only be reimbursed to the extent the non-controlling Party’s assistance is requested by the controlling Party or the non-controlling Party is involuntarily joined in such action); and

(ii) second, (A) if Dyne is the Party instituting such proceeding, the remainder of the recovery shall be retained by Dyne and deemed to be Net Sales for purposes of calculating royalties owed by Dyne to UMONS pursuant to Section 4.3 or (B) if UMONS is the Party instituting such proceeding, the remainder of the recovery shall be paid [**] percent ([**]%) to UMONS and [**] percent ([**]%) to Dyne.

(e) Cooperation; Settlements. In the event that either Dyne or UMONS takes action pursuant to subsection (b) above, the other Party shall cooperate with the Party so acting to the extent reasonably possible, including joining the suit if necessary or desirable in order to enable the other Party to bring or maintain such action or to prove damages.

Section 5.3 Claimed Infringement. In the event that a Party becomes aware of any claim by a Third Party that the Development or Commercialization of a Licensed Product infringes Patent Rights of any Third Party, such Party shall promptly notify the other Party.

Section 5.4 Patent Invalidity Claim. If a Third Party at any time asserts a claim that any Licensed Patent Right is invalid or otherwise unenforceable (an “Invalidity Claim”), whether as a defense in an infringement action brought by Dyne or UMONS pursuant to Section 5.2 or in an action brought against Dyne or UMONS referred to in Section 5.3, the Parties shall cooperate with each other in preparing and formulating a response to such Invalidity Claim. Neither Party shall settle or compromise any Invalidity Claim without the consent of the other Party, which consent shall not be unreasonably withheld.

Section 5.5 Patent Marking. Dyne agrees to comply with applicable patent marking statutes in each country in which Licensed Products are sold by Dyne and/or its Affiliates.

Article VI

Confidentiality

Section 6.1 Confidential Information. All Confidential Information disclosed by a Party to the other Party during the term of this Agreement shall not be used by the receiving Party except in connection with the activities contemplated by this Agreement, shall be maintained in confidence by the receiving Party (except to the extent reasonably necessary for Regulatory Approval of Licensed Products, for the filing, prosecution and maintenance of Patent Rights or to Develop and Commercialize Licensed Products in accordance with this Agreement), and shall not otherwise be disclosed by the receiving Party to any other person, firm, or agency, governmental or private (except consultants, advisors and Affiliates in accordance with Section 6.2), without the prior written consent of the disclosing Party, except to the extent that the Confidential Information:

(a) was known or used by the receiving Party prior to its date of disclosure to the receiving Party; or

(b) either before or after the date of the disclosure to the receiving Party is lawfully disclosed to the receiving Party by sources other than the disclosing Party rightfully in possession of the Confidential Information; or

(c) either before or after the date of the disclosure to the receiving Party becomes published or generally known to the public through no fault or omission on the part of the receiving Party; or

(d) is independently developed by or for the receiving Party without reference to or reliance upon the Confidential Information; or

(e) is required to be disclosed by the receiving Party to comply with applicable laws or regulations, to defend or prosecute litigation or to comply with legal process, provided that the receiving Party provides prior written notice of such disclosure to the disclosing Party and only discloses Confidential Information of the other Party to the extent necessary for such legal compliance or litigation purpose.

Section 6.2 Employee, Consultant and Advisor Obligations. Dyne and UMONS each agrees that it and its Affiliates shall provide Confidential Information received from the other Party only to the receiving Party’s respective employees, consultants and advisors, and to the employees, consultants and advisors of the receiving Party’s Affiliates, who have a need to know such Confidential Information to assist the receiving Party in fulfilling its obligations under this Agreement; provided that Dyne and UMONS shall each remain responsible for any failure by its and its Affiliates’ respective employees, consultants and advisors to treat such Confidential Information as required under Section 6.1.

Section 6.3 Use of Name. Dyne may issue a press release announcing the execution of this Agreement after providing UMONS a reasonable opportunity to review and comment. In addition to uses of the Parties’ names in such press release, the Parties grant each other the right to use their names and logos only in activity reports, including in the case of UMONS the reports required by UMONS’s donors, or as otherwise required by law or regulation to be publicly disclosed, including pursuant to disclosure obligations under securities laws or regulations or the rules or regulations of any securities exchange or market on which the applicable Party’s securities are listed. Any additional uses of the Parties’ names and logos with respect to the execution or existence of this Agreement shall be agreed upon by the Parties in advance of such announcement, including but not limited to scientific presentations.

Section 6.4 Term. All obligations of confidentiality imposed under this Article VI shall expire [**] following termination or expiration of this Agreement.

Article VII

Representations and Warranties

Section 7.1 Representations of Authority. Dyne and UMONS each represents and warrants to the other that as of the Effective Date it has full right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement.

Section 7.2 Consents. Dyne and UMONS each represents and warrants that as of the Effective Date all necessary consents, approvals and authorizations of all government authorities and other persons required to be obtained by such Party in connection with execution, delivery and performance of this Agreement have been obtained.

Section 7.3 No Conflict. Dyne and UMONS each represents and warrants that, as of the Effective Date, the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations and (b) do not conflict with, violate or breach or constitute a default of, or require any consent under, any contractual obligations of such Party, except such consents as have been obtained as of the Effective Date.

Section 7.4 Employee, Consultant and Advisor Obligations. Dyne and UMONS each represents and warrants that, as of the Effective Date, each of its and its Affiliates’ employees, consultants and advisors has executed an agreement or has an existing obligation under law obligating such employee, consultant or advisor to maintain the confidentiality of Confidential Information to the extent required under Article VI.

Section 7.5 Intellectual Property. UMONS represents and warrants to Dyne, as of the Effective Date, that (a) UMONS owns the entire right, title and interest in and to the Licensed Patent Rights and Licensed Know-How, (b) UMONS has the right to grant to Dyne the rights and licenses under the Licensed Patent Rights and Licensed Know-How granted in this Agreement, (c) none of the Licensed Patent Rights was fraudulently procured from the relevant governmental patent granting authority, (d) UMONS’s acquisition of the Licensed Know-How does not constitute a misappropriation of any intellectual property rights of any Third Party, (e) to UMONS’ knowledge, there is no claim or demand of any Person pertaining to, or any proceeding which is pending or threatened, that asserts the invalidity, misuse or unenforceability of the Licensed Patent Rights or challenges UMONS’s ownership of the Licensed Patent Rights or Licensed Know-How or makes any adverse claim with respect thereto, and there is no basis for any such claim, demand or proceeding and (f) to the knowledge of UMONS, the Licensed Patent Rights are not being infringed by any Third Party.

Section 7.6 No Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED.

Article VIII

Term and Termination

Section 8.1 Term. This Agreement shall become effective as of the Effective Date, may be terminated as set forth in this Article VIII, and otherwise remains in effect until the expiration of the last-to-expire Royalty Term set forth in Article IV.

Section 8.2 Termination For Convenience. Dyne may terminate this Agreement at any time and for any reason by providing sixty (60) days’ written notice to UMONS, with the main reasons of the contract’s termination.

Section 8.3 Termination For Material Breach. Upon any material breach of this Agreement by either Party (in such capacity, the “Breaching Party”), the other Party may terminate this Agreement by providing [**] written notice to the Breaching Party, specifying the material breach. The termination shall become effective at the end of the [**] period unless the Breaching Party cures such breach during such [**] period.

Section 8.4 Survival. Upon expiration or termination of this Agreement for any reason, nothing in this Agreement shall be construed to release either Party from any obligations that matured prior to the effective date of expiration or termination; and the following provisions shall expressly survive any such expiration or termination: Section 5.2, Section 5.3, Section 5.5, Article VI, Article VIII, Article IX and Article X. In addition, any sublicense granted by Dyne to a Third Party under the license granted by UMONS to Dyne in Section 3.1 shall survive expiration or termination of this Agreement for any reason; provided that such termination is not the result of a breach of such sublicense by the Third Party, the Third Party continues to comply in all material respects with the terms and conditions of such sublicense and Dyne continues to pay UMONS all payments due to UMONS under this Agreement in respect of such sublicense.

Section 8.5 Effect of Expiration. On a Licensed Product-by-Licensed Product and country-by-country basis, upon expiration of all of the obligations to pay royalties set forth in Article IV with respect to such Licensed Product in such country, the licenses granted to Dyne under Section 3.1 shall become fully paid-up, non-royalty bearing, and perpetual and shall survive any subsequent termination of this Agreement.

Article IX

Dispute Resolution

Section 9.1 In the case of a dispute, the Parties should first try to obtain an amicable solution. Should an amicable solution not be possible, the following alternative dispute resolution will be applied.

Section 9.2 Alternative Dispute Resolution. Any dispute arising out of or relating to this Agreement shall be resolved through binding arbitration as follows:

(a) A Party may submit such dispute to arbitration by notifying the other Party, in writing, of such dispute. Within [**] after receipt of such notice, the Parties shall designate in writing a single arbitrator to resolve the dispute; provided, however, that if the Parties cannot agree on an arbitrator within such [**] period, the arbitrator shall be selected by the London Court of International Arbitration. The arbitrator shall be a lawyer with biotechnology and/or pharmaceutical industry legal experience, and shall not be an Affiliate, employee, consultant, officer, director or stockholder of any Party.

(b) Within [**] after the designation of the arbitrator, the arbitrator and the Parties shall meet, at which time the Parties shall be required to set forth in writing all disputed issues and a proposed ruling on the merits of each such issue.

(c) The arbitrator shall set a date for a hearing, which shall be no later than [**] after the submission of written proposals pursuant to Section 9.2(b), to discuss each of the issues identified by the Parties. The Parties shall have the right to be represented by counsel. Except as provided herein, the arbitration shall be governed by the London Court of International Arbitration Rules; provided, however, that the Federal Rules of Evidence shall apply with regard to the admissibility of evidence and the arbitration shall be conducted by a single arbitrator.

(d) The arbitrator shall use his or her best efforts to rule on each disputed issue within [**] after the completion of the hearings described in Section 9.2(c). The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon all Parties. All rulings of the arbitrator shall be in writing and shall be delivered to the Parties.

(e) The (i) attorneys’ fees of the Parties in any arbitration, (ii) fees of the arbitrator and (iii) costs and expenses of the arbitration shall be borne by the Parties as determined by the arbitrator.

(f) Any arbitration pursuant to this Section 9.2 shall be conducted in London, United Kingdom. Any arbitration award may be entered in and enforced by any court of competent jurisdiction.

Section 9.3 No Limitation. Nothing in Section 9.2 shall be construed as limiting in any way the right of a Party to seek an injunction or other equitable relief with respect to any actual or threatened breach of this Agreement or to bring an action in aid of arbitration. Should any Party seek an injunction or other equitable relief, or bring an action in aid of arbitration, then for purposes of determining whether to grant such injunction or other equitable relief, or whether to issue any order in aid of arbitration, the dispute underlying the request for such injunction or other equitable relief, or action in aid of arbitration, may be heard by the court in which such action or proceeding is brought.

Article X

Miscellaneous Provisions

Section 10.1 Indemnification.

(a) Dyne. Dyne agrees to defend UMONS, its Affiliates and their respective directors, officers, employees and agents at Dyne’s cost and expense, and shall indemnify and hold harmless UMONS and its Affiliates and their respective directors, officers, employees and agents from and against any liabilities, losses, costs, damages, fees or expenses arising out of any third party claim relating to (i) any breach by Dyne of any of its representations, warranties or obligations pursuant to this Agreement or (ii) personal injury, property damage or other damage resulting from the Development or Commercialization of a Licensed Product by Dyne or its Affiliates or sublicensees.

(b) UMONS. UMONS agrees to defend Dyne, its Affiliates and their respective directors, officers, employees and agents at UMONS’s cost and expense, and shall indemnify and hold harmless Dyne and its Affiliates and their respective directors, officers, employees and agents from and against any liabilities, losses, costs, damages, fees or expenses arising out of any third party claim relating to any breach by UMONS of any of its representations, warranties or obligations pursuant to this Agreement.

(c) Claims for Indemnification. A person entitled to indemnification under this Section 10.1 (an “Indemnified Party”) shall give prompt written notification to the person from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a third party (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a third-party claim as provided in this Section 10.1(c) shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually damaged as a result of such failure to give notice). Within [**] after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense. The Party not controlling such defense may participate therein at its own expense; provided that, if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the Indemnifying Party shall be responsible for the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith; provided, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel for all Indemnified Parties. The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, delayed or conditioned. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party without the prior written consent of the Indemnified Party.

Section 10.2 Governing Law. This Agreement shall be construed and the respective rights of the Parties determined (including the validity and applicability of the arbitration provision set forth in Section 9.2, and the conduct of any arbitration, enforcement of any arbitral award and any other questions of arbitration law or procedure arising thereunder) according to the substantive laws of the State of New York, USA, notwithstanding the provisions governing conflict of laws under such New York law to the contrary.

Section 10.3 Assignment. Neither UMONS nor Dyne may assign this Agreement in whole or in part without the consent of the other, except to an Affiliate or in connection with the sale or transfer of all or substantially all of the business and assets of the assigning Party to which the subject matter of this Agreement pertains.

Section 10.4 Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all previous arrangements with respect to the subject matter hereof, whether written or oral. Any amendment or modification to this Agreement shall be made in writing signed by both Parties.

Section 10.5 Notices.

Notices to UMONS shall be addressed to:

Université de Mons

9 rue de houdain

7000 Mons, Belgium

Attention: [**]

Email : [**]

with a copy to:

Université de Mons

9 rue de houdain

7000 Mons, Belgium

Attention: [**]

E-mail: [**]

Notices to Dyne shall be addressed to:

Dyne Therapeutics Inc.

830 Winter Street

Waltham, MA 02451

Attention: President

Facsimile No.: [**]

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Attention: Steven D. Barrett, Esq.

Facsimile No.: (617) 526-5000

E-mail: steven.barrett@wilmerhale.com

Any Party may change its address by giving notice to the other Party in the manner herein provided. Any notice required or provided for by the terms of this Agreement shall be in writing and shall be (a) sent by registered or certified mail, return receipt requested, postage prepaid, (b) sent via a reputable overnight or international express courier service, (c) sent by facsimile transmission, or (d) personally delivered, in each case properly addressed in accordance with the paragraph above. The effective date of notice shall be the actual date of receipt by the Party receiving the same.

Section 10.6 Force Majeure. No failure or omission by the Parties hereto in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement or create any liability if the same shall arise from any cause or causes beyond the control of the Parties, including, but not limited to, the following: acts of God; acts or omissions of any government; any rules, regulations or orders issued by any governmental authority or by any officer, department, agency or instrumentality thereof; fire; storm; flood; earthquake; accident; war; rebellion; insurrection; riot; invasion; epidemic; and pandemic. The Party claiming force majeure shall notify the other Party with notice of the force majeure event as soon as practicable, but in no event longer than [**] after its occurrence, which notice shall reasonably identify such obligations under this Agreement and the extent to which performance thereof will be affected.

Section 10.7 Public Announcements. Any public announcements or publicity with respect to the execution of this Agreement shall be agreed upon by the Parties in advance of such announcement.

Section 10.8 Independent Contractors. It is understood and agreed that the relationship between the Parties hereunder is that of independent contractors and that nothing in this Agreement shall be construed as authorization for either UMONS or Dyne to act as agent for the other.

Section 10.9 No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against any Party.

Section 10.10 Headings. The captions or headings of the sections or other subdivisions hereof are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof.

Section 10.11 No Implied Waivers; Rights Cumulative. No failure on the part of UMONS or Dyne to exercise, and no delay in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

Section 10.12 Severability. If, under applicable law or regulation, any provision of this Agreement is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement (such invalid or unenforceable provision, a “Severed Clause”), this Agreement shall endure except for the Severed Clause. The Parties shall consult one another and use reasonable efforts to agree upon a valid and enforceable provision that is a reasonable substitute for the Severed Clause in view of the intent of this Agreement.

Section 10.13 Execution in Counterparts. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

Section 10.14 No Third Party Beneficiaries. No person or entity other than UMONS, Dyne and their respective Affiliates and permitted assignees hereunder shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

Section 10.15 No Consequential Damages. NEITHER PARTY HERETO WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, OR FOR LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. NOTHING IN THIS SECTION 10.15 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY WITH RESPECT TO THIRD PARTY CLAIMS.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

Dyne Therapeutics Inc.

By:	/s/ Joshua T. Brumm
Title:	President & CEO

The University of Mons

By:	/s/ Philippe Dubois
Title:	Rector